Exhibit 5.1

BOSTON BRUSSELS CHARLOTTE FRANKFURT HARRISBURG HARTFORD LONDON LUXEMBOURG MUNICH NEW YORK NEWPORT BEACH PALO ALTO PARIS PHILADELPHIA PRINCETON SAN FRANCISCO WASHINGTON

July 25, 2005

Constar International Inc.

One Crown Way

Philadelphia, PA 19154

Subsidiary Guarantors

c/o Constar International Inc.

One Crown Way

Philadelphia, PA 19154

Re:   Form S-4 Registration Statement (Reg. No. 333-124731)

Gentlemen and Ladies:

We have acted as special counsel to Constar International Inc., a Delaware corporation (the “Company”), Constar, Inc., a Pennsylvania corporation (“Constar, Inc.”), BFF Inc., a Delaware corporation (“BFF”), DT, Inc., a Delaware corporation (“DT”), Constar Foreign Holdings, Inc., a Delaware corporation (“Foreign Holdings,” and together with Constar, Inc., BFF and DT, the “Domestic Guarantors”), and Constar International U.K. Limited, a company organized under the laws of England and Wales (“Constar U.K.,” and together with the Domestic Guarantors, the “Subsidiary Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-4 (Registration No. 333-124731) with the Securities and Exchange Commission (the “SEC”), (the “Registration Statement”), for the purpose of registering the issuance of up to an aggregate principal amount of $220,000,000 of the Company’s Senior Secured Floating Rate Notes due 2012 (the “New Notes”) and the guarantees thereof by the Subsidiary Guarantors (the “New Guarantees”) under the Securities Act of 1933, as amended (the “Securities Act”). The New Notes and the New Guarantees are to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding Senior Secured Floating Rate Notes due 2012 (the “Old Notes”), and the guarantees thereof by the Subsidiary Guarantors (the “Old Guarantees”), pursuant to a Registration Rights Agreement dated as of February 11, 2005 (the “Registration Rights Agreement”), by and among the Company, the Subsidiary Guarantors, Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, as Initial Purchasers, which is filed as Exhibit 4.2 to the Registration Statement (the “Exchange Offer”). The New Notes and the New Guarantees are to be issued pursuant to the terms of an Indenture dated as of February 11, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and The Bank of New York (the “Trustee”), which is filed as Exhibit 4.1 to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We have participated in the preparation of the Registration Statement and have made such legal and factual examination and inquiry as we have deemed advisable for the rendering of

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Constar International Inc. Subsidiary Guarantors July 25, 2005 Page 2

this opinion. In making our examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such documents.

In rendering the opinions expressed herein, we have relied upon the opinion of this firm of even date herewith to the Company to the effect that (i) Constar U.K. is duly incorporated and validly existing under the laws of England and Wales, (ii) Constar U.K. has all requisite corporate power and corporate authority to execute and deliver its obligations under its New Guarantee and (iii) Constar U.K.’s execution and delivery of its New Guarantee have been duly authorized by all necessary corporate or similar action. Further, we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance of and delivery of the New Notes and the New Guarantees.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1. When (i) the Registration Statement has been declared effective by the SEC under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act, (iii) the New Notes have been duly executed by the Company and (iv) the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Old Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus that is included in the Registration Statement, the New Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors’ rights generally or debtors’ obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2. When (i) the Registration Statement has been declared effective by the SEC under the Securities Act, (ii) the Indenture has been duly qualified under the Trust Indenture Act, (iii) the New Notes have been duly executed by the Company, (iv) the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Old Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus that is included in the Registration Statement and (v) the New Guarantees have been duly executed by the Subsidiary Guarantors, the New Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors’ rights generally or debtors’ obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

Dechert LLP

Constar International Inc. Subsidiary Guarantors July 25, 2005 Page 3

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, the laws of the Commonwealth of Pennsylvania and the laws of the State of New York and we express no opinion with respect to the applicability or effect of the laws of any other jurisdiction (including without limitation the effect of such laws on the enforceability of the New Notes or the New Guarantees).

The opinions expressed herein are rendered to the Company and the Subsidiary Guarantors in connection with the filing of the Registration Statement and for no other purpose. Neither the opinions expressed herein nor this letter nor any copies thereof may be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent except as noted below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP